Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Capital One Auto Receivables, LLC, relating to Capital One Auto Finance Trust 2007-C, comprising part of the Registration Statement on Form S-3 (No. 333-142062) of Capital One Auto Receivables, LLC, and to the use of our report dated February 2, 2007, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, included in this Form 8-K of Capital One Auto Receivables, LLC, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement.

/s/ Ernst & Young LLP

New York, New York

September 28, 2007